Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Enact Holdings, Inc.:
We consent to the use of our report dated March 23, 2021, except for Notes 15 and 16 as to which the date is May 3, 2021, with respect to the consolidated financial statements and financial statement schedules I to II of Enact Holdings, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Raleigh, North Carolina
August 6, 2021